Exhibit 99.1

Walgreens Boots Alliance Provides Update on its Pending Acquisition of Rite Aid

DEERFIELD, Ill., 8 September 2016 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today provided the following update on its pending acquisition of Rite Aid Corporation (NYSE: RAD).

Walgreens Boots Alliance and Rite Aid remain actively engaged with the Federal Trade Commission (FTC) regarding its review of the pending acquisition. As a result of the progress of these discussions with the FTC staff, Walgreens Boots Alliance is exploring potential divestiture remedies to address certain issues raised in those discussions.

In order to expedite that process, Walgreens Boots Alliance now expects that the most likely outcome will be that the parties will be required to divest more than the 500 stores previously communicated, but still continues to expect that fewer than 1,000 stores will be required to be divested. In addition, the company continues to believe that the acquisition will close in the second half of calendar 2016.

Taking into account its current expectation of store divestitures, Walgreens Boots Alliance continues to expect that the acquisition will be accretive to its adjusted earnings per share in the first full year after closing of the transaction. The company also continues to expect that it will realize synergies from the acquisition in excess of $1 billion, to be fully realized within three to four years of closing. These synergies have been updated where practicable and, as previously disclosed, are expected to be derived primarily from procurement, cost savings and other operational matters.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination in the USA and Europe and, together with its equity method investments*, employs more than 370,000* people and has a presence in more than 25* countries. Walgreens Boots Alliance is a global leader in pharmacy-led, health and wellbeing retail with over 13,100* stores in 11* countries. The company includes one of the largest global pharmaceutical wholesale and distribution networks with over 350* distribution centers delivering to more than 200,000** pharmacies, doctors, health centers and hospitals each year in 19* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

Walgreens Boots Alliance, Inc.    |    walgreensbootsalliance.com

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory.

*	As at 31 August 2015 (without subsequent adjustment for business acquisitions or dispositions), including equity method investments
**	For 12 months ended 31 August 2015 (without subsequent adjustment for business acquisitions or dispositions), including equity method investments

(WBA-GEN)

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USA / Michael Polzin International / Laura Vergani	+1 847 315 2920 +44 (0)207 980 8585

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Gerald Gradwell and Ashish Kohli	+1 847 315 2922

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical statements, which include, without limitation, those regarding our pending agreement with Rite Aid and the transactions contemplated thereby and their possible effects and estimates of and goals for future financial and operating performance, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “pending,” “potential”, “likely,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “continue,” “synergy,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, which could cause actual results to vary materially from those indicated or anticipated. These include, but are not limited to, the outcome of legal and regulatory matters, including with respect to the outcome of discussions with the Federal Trade Commission and otherwise in connection with the pending acquisition of Rite Aid; the number of stores divested in connection with the pending acquisition of Rite Aid and the terms, timing and consummation of such transactions; our ability to realize synergies and achieve adjusted earnings per share and other financial, tax and operating results in the amounts and at the times anticipated; the risk of unexpected costs, liabilities or delays, risks associated with acquisitions, including those relating to our ability to satisfy the closing conditions and consummate the pending acquisition of Rite Aid and related matters on a timely basis or at all; the risks associated with the integration of complex businesses; and those other risks and uncertainties described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ending 31 August 2015 and Form 10-Q for the fiscal quarter ended 31 May 2016, which are incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially. These forward-looking statements speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.